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                                                                     EXHIBIT 6.1


                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of the 1st day of April, 1998, between REA-GRAHAM FUNDS, INC. (hereinafter referred to as the "Fund") and AMERICAN DIVERSIFIED ASSET MANAGEMENT, INC., a corporation organized under the laws of the State of Nevada (hereinafter referred to as the "Investment Adviser").

      1. The Investment Adviser agrees, during the life of this Agreement, to furnish the Fund with investment research, advice and supervision and will continuously furnish the Fund with an investment program for the assets of the Fund consistent with the provisions of the Articles of Incorporation of the Fund and the investment policies adopted and declared by its Board of Directors.

      2. The Investment Adviser is not required to furnish any overhead items or facilities for the Fund including trading desk facilities or daily pricing. In rendering such advisory services to the Fund pursuant to this Agreement, the Investment Adviser may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing itself or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities and other properties and assets, or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its overall responsibilities with respect to the Fund and the other accounts which it or its affiliates serve as investment adviser.

      3. In addition to being responsible for supplying recommendations regarding the purchase and sale of securities by the Fund, the Adviser shall recommend brokers and dealers for execution of the Fund's portfolio transactions. The foremost consideration in making such recommendations will be the Fund's obtaining best price and execution. Secondarily, the Adviser may take into account certain additional services provided by broker-dealers to the Fund. The Adviser and any person performing executive, administrative or trading functions for the Fund, whose services are made available to the Fund by the Adviser, are specifically authorized to recommend to the Fund that it allocate brokerage and principal business to firms that provide such services or facilities which, if accepted, might cause the Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commission or "mark-up" for effecting the securities transaction in excess of the amount of commission, or at a less advantageous price another member of the exchange, broker or dealer would have charged for effecting that transaction, if the Adviser or such person determine in good faith that such amount of commission, or "mark-up", as the case may be, is reasonable in relation to the value of the brokerage and research (as such services

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            are defined in Section 28(e) of the securities and Exchange Act of
            1934) provided by ouch member, broker or dealer, viewed in terms of either that particular transaction or the Adviser's evaluation of such person's overall responsibilities with respect to accounts as to which the Adviser or such person exercise investment discretion (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934).

      4. The Fund may purchase and/or sell many securities which are also purchased or sold by the Investment Adviser, or its affiliates or other investment advisory clients. The orders for all such securities transactions will be placed for execution by methods so as to be impartial and fair for all parties.

      5. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser, or of reckless disregard of its obligations hereunder, the Investment Adviser shall have no liability to the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or any loss arising out of any investment or for any other act or omission in the performance by the Investment Adviser of its duties under this Agreement.

      6. The Fund agrees, during the life of this Agreement, to pay to the investment Adviser as compensation for such services a fee of 1/12th of 1% monthly (equivalent to 1% annually) on the first $20,000,000 of the net assets of the Fund as of the close of business on the last business day of each calendar month during the Fund's fiscal year, reduced to 1/12th of .75% monthly (equivalent to .75% annually) of such net assets in excess of $20,000,000 up to $100,000,000, reduced to 1/12th of .5% monthly (equivalent to .5% annually) of such net assets in excess of $100,000,000 up to $200,000,000, and reduced to 1/12th of .45% monthly (equivalent to .45% annually) of all such net assets in excess of $200,000,000.

      7. This Agreement shall remain in full force and effect until two years from the date hereof and thereafter from year to year to the extent such continuance is approved annually by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund (as defined by the Investment Company Act of 1940) and also, in either event, approval by a majority of those Directors who are not parties to the Contract or interested persons of any such party.

      8.    This Agreement may be terminated by the Fund at any time on sixty
            (60) day's written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the Investment Company Act of
            1940).
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      9.    This Agreement shall automatically and immediately terminate in the event of its assignment.

      10. The Investment Adviser will maintain its books and records or duplicate copies thereof relating to the Fund and will comply with
            Section 31 of the Investment Company Act of 1940 and the rules thereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


(Seal)                                   REA-GRAHAM FUNDS, INC., on behalf of
ATTEST:                                  Rea-Graham Balanced Fund

                                         By:
---------------------------                 ------------------------------------
Assistant Secretary                              James B. Rea, Jr., President


(Seal)                                   AMERICAN DIVERSIFIED ASSET
ATTEST:                                  MANAGEMENT, INC.

                                         By:
---------------------------                 ------------------------------------
Secretary                                        James B. Rea, Jr., President